Exhibit 10.28

[Semtech logo]

February 09, 2007

By Hand

Paul D. Peterson

[home address]

Re: Termination of Employment - Agreement and General Release

Dear Paul:

This letter agreement presents the terms, conditions, understandings, and agreements reached between Paul D. Peterson (“You”) and Semtech Corporation (“Semtech”) regarding resolution, settlement and release of any disputes or claims You may have arising from Your employment by Semtech, including any matters related to the termination of Your employment.

You acknowledge that You have the opportunity, should You desire, to consult with an attorney of Your choice prior to executing this agreement. You have up to twenty-one (21) days from the date of this letter to consider this agreement and, if you desire, to sign it and return it to Semtech at 200 Flynn Road, Camarillo CA 93012-8790, Attention: Vice President, Human Resources.

You also acknowledge that if You sign this agreement, You may revoke it up to seven (7) days after you sign it and that, unless You revoke it, it will become binding and irrevocable when the seven (7) day revocation period expires. You may revoke this agreement by delivering to Semtech at the address specified above, a written notice of revocation that is received before the close of business on the 7th day after you sign this agreement, in which case you will not receive the consideration described in paragraph 2.

In consideration of the respective promises, releases, and commitments stated in this agreement, You and Semtech (collectively referred to as “the Parties”) agree as follows:

1. Release from Responsibilities/Termination. Your services to Semtech as Vice President Sales & Marketing ceased on January 25, 2007 and your employment with the Company completely terminated effective February 09, 2007 (“Termination Date”).

2. Consideration. If you sign this agreement and the seven day revocation period has expired without your revoking this agreement, we will

•	make you a lump sum payment equal to six months of base salary (gross amount of $115,000),

•	make you a lump sum payment of $11,502.81 (gross) representing six months of COBRA premiums, and

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pay you a bonus for fiscal year 2007, to the extent such bonus is later calculated under the terms of the Semtech Corporation Bonus Plan and approved by the Compensation Committee. The Compensation Committee is scheduled to consider FY07 bonuses in late February, with payment of approved bonuses to follow completion of the audit of the Company’s FY07 financial statements.

These amounts will be subject to applicable withholdings for 401K, taxes and insurances.

3. Stock Options. If you have stock options, they will continue to vest up to and including Your Termination Date. Any stock options vested on the Termination Date may be exercised in accordance with their terms. Nothing in this agreement in any way supersedes, modifies, or amends any provision of Semtech’s stock option plans. Your election to exercise options, and all aspects and procedures governing administration of options, will be subject to and governed by the applicable plan (“Plan”). In the event of any inconsistency between this agreement and the terms and conditions of the

Plan, the Plan shall prevail. As announced in June 2006, the Company is responding to an SEC inquiry regarding past stock option practices and has become delinquent in its filings with the SEC. You may not exercise your stock options if the Company is not current with its SEC filings. Although the Company is working diligently to regain compliance, it is possible that the period for exercising your options may expire before the Company brings its filings up to date. We will let you know if it becomes possible for you to exercise your options before they expire.

4. Confidential Information. You agree to continue to comply with the terms and conditions of any employee confidentiality agreement previously entered into between You and Semtech.

5. Access to Information; Return of Property. You agree to provide Semtech, or assist Semtech in retrieving, all information, records, or other materials belonging or relating to Semtech or Your services with Semtech, in whatever recorded or retrievable form, which are or have been in Your possession or control in connection with Your employment by Semtech. You agree to return to Semtech all keys, files, disks, etc., in Your possession, and to disclose to Semtech all computer or other electronic storage system passwords, access codes, or other electronic “keys.” You agree that You will not remove from Semtech nor retain any document, file, electronic record, or other item containing, in whole or in part, any confidential or proprietary information of Semtech of which You gained knowledge or to which You gained access during Your employment. You further agree that You will not reveal or disclose to any party or person any such confidential or proprietary information. You agree to continue to comply with all third party nondisclosure agreements and obligations which relate to or arise from any work or services performed by You while employed by Semtech, which agreements relate to proprietary or confidential information of others to which You had access or of which You became knowledgeable during Your employment.

Additionally, You agree that You will not remove from Semtech nor retain under Your control, directly or indirectly, in whole or in part, any software program, development tool, design aid, or any other item, asset, or property owned, licensed, or utilized by Semtech. You acknowledge that You may be personally liable to the applicable owner for any misuse or misappropriation by You of any such program, tool, aid, or item, to the extent the owner claims for itself intellectual property or other rights in the item. You acknowledge that You have returned to Semtech any and all such items which may have been previously used by You in any off site or remote office or work location. The first sentence of this paragraph in no way prohibits You from securing, in Your own name and for Your own account, any such commercially available program, tool, aid, or item directly from the owner for Your own use.

6. Payment of Salary. You agree that Semtech has paid all salary, wages, commissions and any and all other benefits due to You through Your Termination Date.

7. Release of Claims by You. You agree that the terms and agreements of this agreement represent settlement in full of all outstanding obligations that may be claimed to be owed to You by Semtech other than claims made under Your Indemnification Agreement dated April 14, 2005 (“Indemnification Agreement”). In consideration of the consideration outlined above, You, on behalf of yourself, and Your respective heirs, representatives, executors, and assigns, subject to Paragraph 8 below, hereby release Semtech Corporation, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present and future officers, directors, employees, owners, investors, shareholders, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and all other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that You may possess against any of them arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this agreement including, without limitation:

(a) any and all claims relating to or arising from Your employment relationship with Semtech and the termination of that relationship, including but not limited to the following: (i) claims that in any way relate to or arose during your employment with Semtech, or the termination of that employment, such as claims for compensation, bonuses, commissions, lost wages, relocation, moving, or temporary housing expenses, or unused accrued vacation or sick pay; (ii) claims that in any way relate to the design or administration of any employee benefit program; (iii) claims that You have irrevocable or

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vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims You are releasing;

(b) any and all claims relating to, or arising from, Your right to purchase, or actual purchase of shares of stock of Semtech;

(c) any and all claims for wrongful discharge from employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; and any other tort;

(d) any and all claims for violation of any federal, state or local anti-discrimination laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to, the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973; and any other federal, state, or local laws prohibiting discrimination, such as the California Fair Employment and Housing Act;

(e) any and all claims arising out of any other federal laws and regulations relating to employment, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws; and

(f) any and all claims arising out of any other laws and regulations, such as any laws mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any laws enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims; any law, such as California Labor Code Section 200 et seq., relating to salary, commission, compensation, benefits, and other matters; and any applicable California Industrial Welfare Commission order.

Notwithstanding anything else stated in this agreement, this agreement does not release any claims that You can not lawfully release and does not release any claims under Your Indemnification Agreement. You agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters that are released. This release does not extend to any obligations incurred under this agreement. You further agree not to sue or file any action or charge concerning the matters that are released, but this release does not prohibit You from filing a charge with any government administrative agency (such as the EEOC) as long as You do not personally seek reinstatement, damages, remedies, or other relief as to any claim that You have released, any right to which You hereby waive. Except as noted in the preceding sentence regarding charges filed with government administrative agencies, You further agree not to assist anyone else in filing or prosecuting any claim against anyone released under this agreement.

8. Acknowledgment of Waiver of Claims under ADEA. You specifically acknowledge that You are waiving and releasing any rights You may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended from time to time, and that this waiver and release is knowing and voluntary. You acknowledge that Your waiver and release of rights under this paragraph extends to Semtech and all respective parties as outlined in Paragraph 7, and includes Your specific agreement not to sue or make claims under the ADEA. You and Semtech agree that this waiver and release does not apply to any rights or claims that may arise under ADEA based upon acts that occur after the Effective Date of this agreement. You acknowledge that the consideration given for this waiver and release agreement is in addition to anything of value to which You were already entitled.

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9. Civil Code Section 1542. You acknowledge that You had the opportunity to be advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You, being aware of this code section, agree to expressly waive any rights You may have under it, as well as under any other statute or common law principles of similar effect as they pertain to the released matters as stated in paragraph 7 above.

10. Confidentiality. You agree to maintain in confidence the existence of this agreement, the contents and terms of this agreement, and the consideration for this agreement (hereinafter collectively referred to as “Settlement Information”). You agree to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agree that there will be no publicity, directly or indirectly, concerning any Settlement Information. You agree to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

11. Cooperation. You agree that, if requested, You will fully cooperate in effecting a smooth transition of your responsibilities to others. You also agree to make yourself available upon reasonable advance notice to meet with Semtech or its representative to provide any facts or other information You may have regarding any matter related to your duties while employed by Semtech. You acknowledge that you have disclosed to the Company any information You have concerning any conduct involving the Company or any affiliate that You have any reason to believe may be unlawful.

12. No Disparagement. You agree that You will use Your best efforts not to engage in any form of criticism, defamation, slander, or disparagement of anyone released under this agreement. In addition, You agree not to engage in any conduct that seeks to interfere with the contracts and relationships (e.g. customers, employees, suppliers, etc.) of Semtech and not to incur any expenses, obligations, or liabilities on Semtech’s behalf.

13. Non-Solicitation. You agree that for a period of twelve months following Your Termination Date, You shall not, in any capacity, induce or solicit, or attempt to induce or solicit, or cause any other person, business or entity to induce or solicit, any person who at the time of such inducement or solicitation is an employee of Semtech, to perform work or services in any capacity for any other person or entity other than Semtech; or otherwise solicit, offer to employ or retain, or aid another in similar actions, any then current employee of Semtech.

14. Tax Consequences. Semtech makes no representations or warranties with respect to the tax consequences of the payment of any sums to You under the terms of this agreement. You agree and understand that You are responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by Semtech and any penalties or assessments thereon. You further agree to indemnify and hold Semtech harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against Semtech for any amounts claimed due on account of Your failure to pay federal or state taxes or damages sustained by Semtech by reason of any such claims, including reasonable attorneys’ fees.

15. No Admission of Liability. No action taken by the Parties hereto, or either of them, either previously or in connection with this agreement will be considered (a) an admission of the truth or falsity of any claims previously made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

16. Authority. Semtech represents and warrants that the undersigned has the authority to act on behalf of Semtech and to bind Semtech and all who may claim through it to the terms and conditions of this agreement. You represent and warrant that You have the capacity to act on Your own behalf and on behalf of all who might claim through You to bind them to the terms and conditions of this

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agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17. No Representations. Each Party acknowledges that in deciding to sign this agreement, it has not relied upon any representations or statements that are not specifically set forth in this agreement.

18. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this agreement shall continue in full force and effect without said provision.

19. Entire Agreement. This agreement represents the entire agreement and understanding between Semtech and You concerning Your employment with and separation from Semtech, and supersedes and replaces any and all prior agreements and understandings concerning Your relationship with Semtech and your compensation by Semtech, provided however, that this agreement does not superesede or amend Your Indemnification Agreement.

20. No Oral Modification. This agreement may only be amended in writing, signed by You and an authorized representative of Semtech.

21. Governing Law/Enforcement. This agreement shall be governed by the laws of the State of California. In the event either party initiates legal action seeking enforcement of or compliance with the terms and conditions of this agreement, the prevailing party in any such legal action will be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorney and consultant fees.

22. Effective Date. This agreement is effective seven days after it has been signed by both Parties, unless otherwise revoked by You within the seven (7) day revocation period that begins on the date you sign the agreement. This Agreement will be void, and the offer extended hereby will no longer be available, if you have not signed and returned this agreement to Semtech within the time period set forth on the first page.

23. Counterparts. This agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24. Voluntary Execution of Agreement. Each Party acknowledges that he or it has executed this agreement voluntarily and without any duress or undue influence, with the full intent of releasing all claims. Each Party acknowledges that:

(a) He or it has read this agreement;

(b) He or it has been represented in the preparation, negotiation, and execution of this agreement by legal counsel of its own choice or that it has voluntarily declined to seek such counsel;

(c) He or it understand the terms and consequences of this agreement and of the releases it contains; and

(d) He or it is fully aware of the legal and binding effect of this agreement.

SEMTECH CORPORATION	PAUL D. PETERSON

/s/ Ken Barry	/s/ Paul D. Peterson
Ken Barry	Print name:	Paul D. Peterson
Vice President, Human Resources	Date:	3/2/07

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